Exhibit 16.2
[KPMG LLP LETTERHEAD]
March 16, 2007
Securities and Exchange Commission
Washington, D.C. 20549
Ladies and Gentlemen:
On December 1, 2006, we were selected to be Nortel Networks Limited’s independent auditors by its Board of Directors, subject to shareholder approval. We have read Nortel Network Limited’s statements included under Item 4.01(b) of its Form 8-K dated March 16, 2007, and we agree with such statements.
Very truly yours,
/s/ KPMG LLP
Toronto, Canada